Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Annual Report on Form 10-K of Investview, Inc. for the year ended March 31, 2015 of our report dated July 14, 2015 included in its Registration Statements on Form S-8 relating to the financial statements for the two years ended March 31, 2015 listed in the accompanying index.

/s/ Fiondella, Milone & LaSaracina LLP

Glastonbury, Connecticut

July 14, 2015